Bonds.com Group, Inc. 8-K

Exhibit 10.7

AMENDMENT NO. 1 TO SECURED CONVERTIBLE PROMISSORY NOTES

This AMENDMENT NO. 1 TO SECURED CONVERTIBLE PROMISSORY NOTES (this “Amendment”), dated as of October 12, 2010, is entered into by and among BONDS.COM GROUP, INC., a Delaware corporation (the “Company”), and the persons identified on Schedule I hereto (the “Holders”).

BACKGROUND

A.           The Company and the Holders are parties to a Secured Convertible Note and Warrant Purchase Agreement, dated on or about June 8, 2009 (the “Purchase Agreement”) pursuant to which, among other things, the Company issued Secured Convertible Promissory Notes, dated on or about June 8, 2009, to the Holders in the principal amounts set forth on Schedule I (collectively, the “Notes”).

B.           The Notes provide that they may be amended with the written agreement of holders of Notes representing at least a majority of the principal amount outstanding under all of the Notes.  The Holders hold Notes representing at least a majority of the principal amount outstanding under the Notes.

C.           The Company is seeking to raise up to $10,000,000 through the sale of equity securities pursuant to the terms of the Unit Purchase Agreement in substantially the form attached hereto as Exhibit A (the “Unit Purchase Agreement”) and similar purchase agreements with other propsective investors (collectively, the “Proposed Financing”).  The Company requires capital to continue its operations.  Prospective investors in the Proposed Financing have indicated they will not invest in the Company unless the terms of the Notes are revised in accordance with the terms of this Amendment.  The Holders recognize there is significant risk the Company will not be able to repay any portion of the Notes if the Company is unable to raise additional capital.  Accordingly, the Holders are agreeing to the revisions to the Notes provided for in this Amendment, among other reasons, in order to improve the chances the Company will repay all or a portion of the Notes and in order to induce the prospective investors to invest in the Company.  The Holders acknowledge there is no guarantee all or any portion of the Proposed Financing will be consummated or that changes will not be made to the terms of the Proposed Financing.

AGREEMENT

In consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.                      Amendment Applies to All Notes.  Pursuant to Section 8 of each of the Notes, this Amendment amends and changes the terms of all of the Notes in the manner set forth herein.

Section 2.                      Effectiveness of this Amendment.  This Amendment and the amendments and changes to the terms of the Notes set forth herein are subject to, conditioned upon and shall not be effective until the consummation of the first closing under the Unit Purchase Agreement (the “UPA Closing”), but upon the UPA Closing this Amendment and such amendments and changes shall be automatically effective, binding and enforceable in all respects without any further action.

Section 3.                      Amendment to Section 1(a) of the Notes.  Section 1(a) of the all of the Notes is hereby amended by deleting such section in its entirety and replacing it with the following:

“Repayment.  Unless otherwise repaid, exchanged or converted as provided herein, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on October 12, 2013; provided, however, that from and after April 12, 2012, the holder or holders of at least a majority of the principal amount outstanding under all of the Notes may make a written demand to the Maker for the payment of the entire unpaid principal balance of this Note together with all accrued but unpaid interest thereon and the Maker shall be required to repay such principal and interest outstanding under all of the Notes within ninety (90) days of its receipt of such demand.  The date on which payment of the entire unpaid principal balance of this Note, together with all accrued but unpaid interest thereon is due and payable is referred to herein as the “Maturity Date.”  Payee’s conversion rights shall be extinguished upon payment in full of all principal and accrued interest and all other amounts due hereunder on or after the Maturity Date.  Interest shall accrue and be payable in arrears on the Maturity Date.”

Section 4.                      Amendment to Section 1(c) of the Notes.  Section 1(c) of all of the Notes is hereby amended by deleting such section in its entirety and replacing it with the following:

“Manner of Payment.  Unless otherwise repaid, exchange or converted as provided herein, Maker shall send a written notice to Payee not later than September 15, 2013 requesting that Payee inform the Maker as to whether Payee wishes (in his, her or its sole discretion) to have the outstanding principal and interest due under this Note repaid on October 12, 2013 in either: (i) immediately available funds, (ii) shares of Common Stock at a price per share equal to the then existing Conversion Price (as defined below), or (iii) a combination of both immediately available funds and Common Stock at a price per share equal to the then existing Conversion price (the “Form of Payment Instruction”).  Payee shall provide the Form of Payment Instruction to the Maker in writing no later than three days prior to the Maturity Date. Maker shall make payment in accordance with the Form of Payment Instruction and the terms of this Note no later than 5:30 p.m. E.S.T. on the date when due.  Each payment of principal and of interest shall be paid by Maker without setoff or counterclaim to Payee at Payee’s address set forth below, or to such other location or accounts within the United States as Payee may specify in writing to Maker from time to time.  Notwithstanding the foregoing, in the event that the Maker does not receive the Form of Payment Instruction within the time frame set forth above, the Maker shall be entitled to choose whether to repay the Note in immediately available funds or shares of Common Stock.”

Section 5.                      Amendment to Section 3(a) of the Notes.  Section 3(a) of the all of the Notes is hereby amended by deleting such section in its entirety and replacing it with the following:

“Generally.  At any time at which there is principal or interest outstanding under this Note, the Payee shall be entitled (at his, her or its sole discretion) upon written notice to the Maker to convert all or a portion of the principal and interest due hereunder into shares of Common Stock of the Maker.  Such conversion shall occur upon the date of the provision of such written notice and shall be effectuated at a price per share equal to $0.24 per share (as adjusted for stock splits, combinations and the like) (the “Conversion Price”).  The Conversion Price shall be subject to adjustment as follows:

(i)           Adjustment with Respect to Subsequent Closings in the Proposed Financing.  If, pursuant to the Proposed Financing, the Maker shall sell any (A) “units” at a price per unit that is less than the aggregate “Stated Value” of all shares of Series B Convertible Preferred Stock of the Maker (“Series B Stock”) and Series B-1 Convertible Preferred Stock of the Maker (“Series B-1 Stock”) included in such units, then the Conversion Price shall be adjusted to a new Conversion Price equal to the product of (1)

the then current Conversion Price, multiplied by (2) a fraction, the numerator of which shall be the price per unit divided by the number of shares of Series B Stock and/or Series B-1 Stock included therein and the denominator of which shall be the “Stated Value” of such shares; (B) shares of Series B Stock with a conversion price of less than $0.24 or warrants to purchase shares of Common Stock at an exercise price of less than $0.24 per share, then the Conversion Price shall be adjusted to a new Conversion Price equal to such lower price; or (C) warrants to purchase shares of Series A Stock at an exercise price of less than $24.00 per share or shares of Series B-1 Stock with a conversion price (for conversion to shares of Series A Participating Preferred Stock of the Maker (“Series A Stock”)) of less than $24.00, then the Conversion Price shall be adjusted to a new Conversion Price equal to such lower price divided by 100.

(ii)           Adjustment with Respect to Timing of Closing of Proposed Offering.  If pursuant to Section 8(b) of the Unit Purchase Agreement the exercise price of the warrants to purchase shares of Common Stock issued pursuant to the Proposed Financing is reduced to an exercise price lower than $0.24 per share, then the Conversion Price shall be reduced to such lower price.

(iii)           Waiver and Limitation.  Notwithstanding anything herein to the contrary, (A) the Conversion Price shall not be adjusted pursuant to Section 3(a)(i) if the Buyer under the Unit Purchase Agreement waives the application of the Section 8(a) thereof, (B) the Conversion Price shall not be adjusted pursuant to Section 3(a)(ii) if the Buyer under the Unit Purchase Agreement waives the application of the Section 8(b) thereof; (C) Section 3(a)(i) shall be deemed amended and adjusted in a manner reasonably equivalent to any amendment or adjustment to Section 8(a) of the Unit Purchase Agreement agreed to by the Buyer thereunder, and (D) Section 3(a)(ii) shall be deemed amended and adjusted in a manner reasonably equivalent to any amendment or adjustment to Section 8(b) of the Unit Purchase Agreement agreed to by the Buyer thereunder.  If any adjustment pursuant to Section 3(a)(i) or (ii) would result in the aggregate number of the Company’s issued and outstanding shares of Common Stock exceeding the number of the Company’s then authorized shares of Common Stock, then such adjustment shall be limited to the extent necessary to avoid such excess.  For purposes of the foregoing, the aggregate number of the Company’s  issued and outstanding shares of Common Stock shall be calculated on a fully-diluted basis (including, without limitation, assuming the exercise, conversion or exchange of all securities exercisable, convertible or exchangeable, directly or indirectly, for shares of Common Stock and the issuance of any other securities issuable pursuant to any agreement (and the subsequent exercise, conversion or exchange of any such securities which are exercisable, convertible or exchangeable for shares of Common Stock)).”

Section 6.                      Addition of Section 17 to the Notes.  Each of the Notes is hereby amended by inserting the following as a new Section 17 thereto:

“17.           Performance Shares.  The Maker shall reserve 625,000 shares of its Common Stock in the aggregate (the “Performance Shares”) for issuance, if any, pursuant to the terms of this Section 17.  If the Maker generates less than $7,500,000 in revenue for the 12-month period ending on the first anniversary of the final closing date of the Proposed Financing (the “Performance Period”), the Maker shall issue to Payee a number of the Performance Shares equal to the product of (a) the product of (i) the aggregate number of Perfomance Shares multiplied by (ii) the quotient of (A) $7,500,000 minus the revenue for the Performance period, divided by (B) $7,500,000, multipled by (b) a fraction, the numerator of which is the unpaid principal balance of this Note, and denominator of which is the aggregate unpaid principal balance under all of the Notes.”

For avoidance of doubt, no Payee under any of the Notes shall receive, as a result of this Amendment, more than the number of Maximum Performance Shares set forth opposite their name on Schedule I hereto.

Section 7.                      Representation by Holders.  Each Holder represents and warrants that he, she or they is or are the legal holder of each of the Notes identified next to his, her or their name on Schedule I and has or have all necessary right, power and authority to exercise rights with respect thereto, including entering into this Amendment.

Section 8.                      Effect of Modification and Amendment.  Each of the Notes shall be deemed to be modified and amended solely in accordance with the express provisions of this Amendment and the respective rights, duties and obligations of the parties under the Notes shall continue to be determined, exercised and enforced under the Notes subject in all respects to the modifications and amendments set forth in this Amendment.  All the other terms of the Notes shall continue in full force and effect.  In the event of inconsistency between the terms of this Amendment and the terms of the Notes, the terms of this Amendment shall govern.

Section 9.                      Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original instrument, and all of which together shall constitute one agreement.  A facsimile or electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic signature.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

BONDS.COM GROUP, INC.

By:	/s/ Michael O. Sanderson
Name:	Michael Sanderson
Title:	Chief Executive Officer

HOLDERS:

/s/ John Klein
JOHN KLEIN

/s/ Henryka and Roman Marszalek
HENRYKA AND ROMAN MARSZALEK

/s/ John E. Plateki
JOHN EDWARD PLATEKI

/s/ Susan and Terry McCarthy
SUSAN AND TERRY MCCARTHY

[COUNTERPART SIGNATURE PAGE TO AMENDMENT NO. 1 TO SECURED CONVERTIBLE PROMISSORY NOTES]

Schedule I

Name of Holder	Original Principal Amount of Note	Maximum Performance Shares
John Klein	$50,000.00	208,333
Henryka & Roman Marszalek	$25,000.00	104,167
John E. Platecki	$25,000.00	104,167
Susan and Terry McCarthy	$50,000.00	208,333